Exhibit 6.14

SECURED PROMISSORY NOTE September _, 2024 FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, WORLDWIDE STAGES, INC . , a Tennessee corporation (the "Borrower" ), hereby unconditionally promises to pay to the Noteholders identified on Exhibit A attached hereto, or their respective assigns (each a "Noteholder" and together the "Noteholders", and collectively with the Borrower, the "Parties" ), the aggregate principal amount of $14,000,000.00 (the "Loan" ), together with all accrued interest thereon, as provided in this Secured Promissory Note (the "Note" ). 1. D efinitions. Capitalized terms used herein shall have the meanings set forth in this Section 1 . "Affiliate" means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled b y , or is under common control with, such Person . For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 50 % or more of the securities having ordinary voting power for the election of directors ( or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise . "Agent" means JGB Collateral LLC, a Delaware limited liability company. "Applicable Rate" means the annual rate equal to 13.25%. "Anti - Terrorism Law" means any Law related to money laundering or financing terrorism including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub . L . 107 - 56) (the "USA PATRIOT Act" ), the Currency and Foreign Transactions Reporting Act, 31 U.S.C. †† 5311 - 5330 and 12 U.S.C. †† 1818(s), 1820(b) and 1951 - 1959) (also known as the "Bank Secrecy Act" ), the Trading With the Enemy Act (50 U.S.C. † 1 et seq., as amended ) and Executive Order 13224 (effective September 24, 2001 ) . "Borrower" has the meaning set forth in the introductory paragraph . "Business Day" means a day other than a Saturday, Sunday or any other day on which commercial banks in New Yark City, New York are authorized or required by law to close. " Casualty Event" means a property is damaged or destroyed by fire, flood or other casualty in a manner that renders such property uninhabitable . "Change in Control" means any (a) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of the Borrower, sale or exchange of shares ( or similar transaction or series of related transactions) of the Borrower in which the holders of the Borrower's outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent ( 50% ) of the voting power of the surviving entity of such transaction or series of related transactions ( or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity or (b) the Borrower disposes, transfers, sells or assigns all or a material portion of its assets to another Person . "Closing Date" means the date ofthis Loan. "Collateral" means (a) the Northfield Lane Property, (b) the New Parcel Fund (until it is released for the purchase of the New Parcel), (c) ( once purchased ) the New Parcel and (c) all other assets, cash, property, and equipment, now or hereafter owned by the Borrower . "Debt" of a Person, means all (a) indebtedness for borrowed money ; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business ; (c) obligations evidenced by notes, bonds, debentures or other similar instruments ; (d) obligations as lessee under capital leases ; ( e ) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements or similar arrangements entered into by such Person providing for protection against fluctuations in interest rates, currency exchange rates or commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies ; (f) obligations under acceptance facilities and letters of credit ; (g) all obligations or liabilities of a Person secured by a lien on the assets of such Person, (h) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not or would not constitute a liability on the balance sheet of such Person, (i) guaranties, endorsements ( other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in another Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (h) of another Person ; and G) indebtedness set out in clauses (a) through ( i ) of another Person secured by any lien on any asset of such Person, whether or not such indebtedness has been assumed by such Person . "Default" means any of the events specified in Section 11 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 11 would, unless cured or waived, become an Event of Default . "Default Rate" means, at any time, the Applicable Rate plus 6 percentage points. "Event of Default" has the meaning set forth in Section 11. "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time . "Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank 2

3 or other entity exer c 1smg executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government. "Interest Only Payment Period" means that period commencing on the Closing Date and continuing until the last Business Date of the twelfth month following the Closing Date . "Law" as to any Person, means any law (including common law ), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject . "Lien" means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest . "Loan" has the meaning set forth in the introductory paragraph. "Loan Documents" means this Note, the Security Documents, the Personal Guaranty, the Subordination Agreement and any other agreements, instruments, or documents executed and delivered by a Loan Party in connection with the foregoing . "Loan Party" means, collectively and individually, the Borrower and the Personal Guarantor . "Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties (including the Property), liabilities (actual or contingent), operations, or condition (financial or otherwise) of the Loan Parties ; (b) the validity or enforceability of the Loan Documents ; ( c ) the perfection or priority of any Lien purported to be created under the Security Documents ; (d) the rights or remedies of the Noteholders hereunder or under the other Loan Documents ; or (e) the Loan Parties' ability to perform any of its material obligations hereunder or under the other Loan Documents . "Maturity Date" means the date that is twenty - four (24) months from the Closing Date, or the nearest following Business Day . "Note" has the meaning set forth in the introductory paragraph. " New Parcel" shall mean that certain approximately 18 . 32 acre property located in Spring Hill, Tennessee having Property Tax ID 042 011 . 00 . " New Parcel Fund" has the meaning set forth in Section 9.7 herein. "New Parcel Mortgage" shall mean a mortgage, deed of trust or other instrument, to be entered into post the Closing Date, made by the Borrower, granting the Agent a first priority, perfected security interest and lien in the New Parcel, in a form acceptable to Agent .

4 "Northfield Lane Mortgage" shall mean that certain mortgage, deed of trust or other instrument dated as of the date hereof, made by the Borrower, granting the Agent a first priority, perfected security interest and lien in the Northfield Lane Property . "Northfield Lane Property" shall mean that certain approximately 38 - acre property located at 5000 Northfield Lane, Spring Hill, Tennessee 37174 . "Noteholder" or "Noteholders" has the meaning set forth m the introductory paragraph . "Order" as to any Person, means any order, decree, judgment, writ, m Junction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject . "Payment Date" means the last Business Day of each calendar month commencing on the first such date to occur after the execution of this Note . "Parties" has the meaning set forth in the introductory paragraph. "Permitted Debt" means Debt (a) existing or arising under this Note or the other Loan Documents, (b) existing as of the date of this Note as set forth on Schedule 1 , ( c ) owed in respect of any trade vendors incurred in the ordinary course of business and not more than 30 days past due, netting services, overdrafts, and related liabilities arising from treasury, depository, and cash management services in connection with any automated clearinghouse transfers of funds, in each case, owing in the ordinary course of business, (d) in connection with the endorsement and deposit of checks i n the ordinary course of business for collection and ( e ) any other Debt that is expressly subordinate to this Loan pursuant to a written subordination agreement in a form acceptable to the Noteholders in their sole discretion, and the aggregate amount of all Permitted Indebtedness ( other than as pursuant to the foregoing clause ( a )) is not to exceed $ 500 , 000 outstanding at any time . "Permitted Liens" has the meaning set forth in Section 10.2. "Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity . "Personal Guarantor" means Kelly Frey, an individual residing at 7227 Shagbark Lane, College Grove, TN 3 7046. "Personal Guaranty" means the Personal Guaranty, dated as of the date hereof, whereby the Personal Guarantor unconditionally and irrevocably guarantees the Borrower's obligations under the Loan Documents up to an amount equal to $ 7 , 500 , 000 . "Related Parties" means, with respect to any Person, such Person's Affiliates and the equityholders, directors, officers, employees, partners, trustees, administrators, managers,

5 consultants, agents, attorneys, advisors, investors and Related Parties of such Person and its Affiliates . " Security Agreement" means that certain Security Agreement, dated as of the date hereof by and between the Borrower and the Agen t , pursuant to w h 1 ch the Borrower shall grant to the oteholders a first priority security interest in the Collateral . "Security Documents" means the Per onal Guaranty the Northfield Lane Mortgag e , the New Parcel Mortgage, the UCC - 1 Financing Statement, the Security Agreement and any other agreements, instruments, or docume n ts executed and delivered by a Loan Party as security for the Debt . "Subordination Agreement" means that certain Subordination Agreement, dated as of the date hereof, by and among the Borrower, the Personal Guarantor and the Agent . "Su_bsidiary" mean s , with respect to any Person any corporatio n , partnershjp limited liabil ity company or joint venture in which ( i ) any general partnership interest or ( ii ) more than fifty percent ( 50% ) of the stock limited liabil ity company interes t , joint enture interest or other e q uity interest which by the terms thereof has the ordinary voting power to elect the board of directors or other governing body of that Person, at the time as of which any determination is being made, is owned or controlled by such Person, directly or indirectly . "USA P A TR I OT Act" has the meaning set forth in the definition of Anti - Terrorism Law . "UCC" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York ; provided that to the extent that the UCC is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 shall govern ; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority o f , or remedies with respect to Administrative Agent's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York the term "UCC" means the Uniform Commercial Code as enacted and in effect in such other jurisruction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remerues and for purposes of definitions related to such provisions . " UCC - 1 Financing Statement" means that Certain UCC - 1 Financing Statement, dated and filed as of the Closing Date, naming the Borrower as " Debtor" and Agent as " Secured Party" identifying all of their respective personal proper and assets as collateral . 2 . Loan Advance . and Original Issue D iscount . O n the Closing Date the N o teholders will deliver to the Borrower the proceeds of the Loan net of the New Parcel Fu n d, the prepaid interest pursuant to Section 3 . 1 , the Original Issue Discount, and the Noteholders' expenses incurred in accordance with Section 13 . 2 (the "Closing Advance' ) . Borrower acknowledges that the N e w Parcel Fund shall be held back by the Noteholders until it is needed for the purchase of the New Parcel, as described in Section 9 . 7 . Borrower

6 acknowledges that the Loan will be funded with a non - refundable discount equal to $ 500 , 000 . 00 . Such original issue discount ( the "Original Issue Discount" ) is a payment for the use or forbearance of money loaned pursuant to this Note and is not a payment for services . The Original Issue Discount is fully earned on the issuance date of this Note and is not refundable in whole or in part . Borrower acknowledges that interest shall accrue based on the aggregate principal amount of the Loan as set forth in the introductory paragraph, not on the amount delivered as the Closing Advance . 3. Interest Prepayment . Payment Dates . Final Payment Date . Optional Prepayment . and Property Sale C harge . 1. mterest Prepayment . On the Closing Date, Borrower shall prepay $ 1 , 855 , 000 in cash to the Noteholders, an amount equal to twelve months interest on the Loan . For the avoidance of doubt, the interest payment made pursuant to this Section 3 . 1 is non refundable . 2. Payment D ates . Following the Interest Only Payment Period, Borrower shall make monthly payments of principal of $ 75 , 000 plus accrued and unpaid interest on each Payment Date . 3. Final Payment D ate . The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable on the Maturity Date . 4. Optional P repayment . Borrower may prepay all, but not less than all of the unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note at any time, provided however, that for the avoidance of doubt, the interest payment made pursuant to Section 3 . 1 is non - refundable even if such prepayment is made prior to the twelve month anniversary of the Closing Date . Unless otherwise agreed upon by the Agent in writing, no prepaid amount may be re - borrowed . 5. Property Sale Charge . Upon the consummation of a sale of the Northfield Lane Property that occurs while all or any part of this Note remains outstanding, the Borrower shall simultaneously with the consummation of such sale, in addition to the prepayment of the Loan in full, including all accrued and unpaid interest and other amounts due hereunder, pay to the Noteholders a charge in the amount of $ 500 , 000 ( the "Property Sale Charge " ) . For clarity, the Property Sale Charge is not a payment against, but is in addition to, the principal amount of the Loan interest or other amounts due hereunder . 4. Security I nterests . 1. The Borrower's performance of its obligations hereunder is secured by first priority security interest in the Collateral . 2. Substantially concurrently with the acquisition by the Borrower of the New Parcel, the Borrower shall have executed and delivered to the Agent the New Parcel Mortgage .

5. [Reserved]

6. Interest.

6.1 Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment or otherwise.

6.2 Default Interest. If any Event of Default occurs and is continuing the outstanding principal amount of the Loan shall bear interest at the Default Rate upon notice to Borrower of the same until such Event of Default is cured (if curable) or waived or the Loan is repaid in full in accordance with the terms hereof.

6.3 Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which the Loan is made.

7. Payment Mechanics.

7.1 Manner of Payments. All payments of interest, principal and other amounts due and payable hereunder shall be made in lawful money of the United States of America no later than 5:00 P.M. (local time in New York City, New York) on the date on which such payment is due by wire transfer of immediately available funds to one or more accounts at a bank specified by the Noteholders in writing to the Borrower from time to time.

7.2 Application of Payments. All payments made hereunder shall be applied: *first,* to the payment of any fees or charges outstanding hereunder, *second,* to accrued interest, *third,* to the payment of the principal amount outstanding under the Note, and *fourth*, to other any other amounts due and payable hereunder.

7.3 Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

7.4 Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.

7.5 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any taxes, except as required by applicable Law. If any applicable Law requires the deduction or withholding of any tax (other than a net incomed tax) from any such, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this **Section 7.5**) the applicable Noteholder receives an amount equal to the sum it would have received had no such deduction or withholding been

7

litigation, investigation or proceeding of, or before, any arbitrator or Governmental 8 made . The Borrower shall indemnify each Noteholder, within 10 days after demand therefor, for the full amount of any taxes ( other than a net incomed taxes ) payable or paid by such Noteholder or required to be withheld or deducted from a payment to such Noteholder and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority . 8. Representations and W arranties . The Borrower hereby represents and warrants to the Noteholders on the date hereof as follows : 1. Existence : Compliance With L aws . The Borrower ( a ) is duly incorporated, validly existing and in good standing under the laws of the state of it s jurisdiction of incorporation and has the requisite power and authority, and the legal right to own its properties and assets and to conduct its business as it is now being conducted, and (b) in compliance with all applicable Laws and Orders, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect . 2. Power and A uthority . The Borrower has the power and authority, and the legal right, to execute and deliver this Note and the other Loan Documents to the extent it is a party thereto and to perform its obligations hereunder and thereunder to the extent it is a party thereto . 3. Authorization : Execution and D eliverv . The execution and delivery of this Note and the other Loan Documents by the Borrower and the performance of the Borrower's obligations hereunder have been duly authorized by all necessary corporate action on the part of the Borrower in accordance with all applicable Laws and no further action is required by the Borrower in connection herewith . The Borrower has duly executed and delivered this Note and the other Loan Documents to which it is a party . 4. No A pprovals . No consent or authorization of, filing with, notice to or other act by, or in respect of, any Governmental Authority or any other Person is required in order for the Borrower to execute, deliver, or perform any of its obligations under this Note or the other Loan Documents to which it is a party . 5. No V iolations . The execution and delivery of this Note and the other Loan Documents to the extent it is a party thereto and the consummation by the Borrower of the transactions contemplated hereby do not and will not, ( a ) violate any provision of the Borrower's organizational documents ; (b) violate any Law or Order applicable to the Borrower by which any of its properties or assets ( including the Property ) may be bound ; or ( c) constitute a default under any material agreement or contract by which the Borrower is bound . 6. E nforceability . The Loan Documents executed and delivered by each Loan Party are the valid, legal and binding obligations of such Loan Party enforceable against them in accordance with their respective terms . 7. No L itigation. Except as set out in the attached Schedule 1 , no action, suit,

Authority is pending or, to the Borrower's knowledge, threatened in writing by or against the Borrower or any of its respective properties or assets other than matters covered by applicable insurance policies (a) with respect to the Note, the other Loan Documents or any of the transactions contemplated hereby or thereby or (b) that would be expected to materially adversely affect the Borrower's financial condition or the ability of the Borrower to perform its obligations under the Note or the other Loan Documents to which it is a party . 8. Disclosure . The Borrower has disclosed to the Noteholders all material agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect . To the Borrower's knowledge, no report, financial statement, certificate or other information furnished in writing by or on behalf of the Borrower to the Noteholders in connection with the transactions contemplated hereby and the negotiation of this Note or delivered hereunder or under any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading . 9. T axes . The Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by the Borrower . There are no material federal, state or local tax liabilities of the Borrower, due or to become due for any tax year ended on or prior to the date hereof and there are no material claims pending or, to the Borrower's knowledge, proposed or threatened in writing against the Borrower for past federal, state or local taxes . All taxes related to the Property are paid current and are not delinquent . 9. Affirmative C ovenants . Until all amounts outstanding in this Note have been paid in full, the Borrower shall : 1. Maintenance of E xistence . ( a ) Preserve, renew and maintain in full force and effect its corporate or organizational existence and (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, where the failure to do so would not reasonably be expected to have a Material Adverse Effect . 2. C ompliance . Comply in all material respects with ( a ) all of the terms and provisions of its organizational documents ; (b) its obligations under its material contracts and agreements ; and ( c ) all Laws and Orders applicable to it and its business . 3. Payment Obligation . Pay, discharge or otherwise satisfy ( including the procurement of extension ) at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings . 9

4. Notice of Events of D efault . As soon as possible and in any event within 2 Business Days after it becomes aware that an Event of Default has occurred, notify the N oteholders in writing of the nature and extent of such Event of Default and the action, if any, it has taken or proposes to take with respect to such Event of Default . 5. Access and I nformation . Provide the Noteholders, upon two Business Days' prior written notice of their intent to inspect a property, with access to the Northfield Lane Property, the New Parcel, or any other property now or hereafter owned by the Borrower . Provide the Noteholders with such reasonable information regarding the financial condition of the Borrower as the Noteholders may reasonably request . The Borrower shall cause its officers and directors to be reasonably available to discuss matters reasonably related to this Note and/or the financial condition of the Borrower at such times as the Noteholders may reasonably request . 6. Further A ssurances . Upon the request of the Noteholders, the Borrower shall promptly execute and deliver further instruments and do or cause to be done reasonable acts as may be reasonably necessary or advisable to carry out the intent and purposes of this Note and the other Loan Documents . 7. Use of P roceeds . 1 The Borrower shall use the proceeds of the Loan for ( i ) for working capital expenses ( including, without limitation, settlement and payment of Permitted Debt ), (ii) the repayment of the existing mortgage over the Northfield Lane Property in an amount not to exceed $ 7 , 500 , 000 , (iii) the interest prepayment pursuant to Section 3 . 1 , (iv) the Original Issue Discount pursuant to Section 2 , and (v) the purchase of the New Parcel in the amount of $ 1 , 648 , 800 ( the "New Parcel Fund ) . Pursuant to Section 2 , the New Parcel Fund shall be held back from the Closing Advance, and it shall be held by the Agent as cash collateral until it is needed for the purchase of the New Parcel . The Brower will give at least five (5) Business Days' prior written notice to the Agent of the closing of the acquisition of the New Parcel . Upon the closing of such acquisition, Borrower will execute and deliver the New Parcel Mortgage to the Agent in an appropriate form for recording . The Agent shall not be required to release the New Parcel Fund unless the Agent obtains a first priority security interest in the New Parcel and no Event of Default has occurred and is continuing . For clarity, the New Parcel Fund shall be deemed to have been advanced by Noteholders and part of the outstanding principal balance of the Loan . 8. Financial S tatements . Within 30 days after the end of each calendar month hereafter ( commencing with the calendar month ending October 30 , 2024 ), provide to the Noteholders unaudited balance sheets of the Borrower as of the end of such calendar month and the related unaudited consolidated statements of income for such calendar month and for the portion of the fiscal year then elapsed, on a consolidated and consolidating basis, certified by Borrower's Chief Financial Officer or Chief Executive Officer as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of the Borrower for such calendar month and period subject only to normal year - end adjustments and lack of footnotes . 10 1 Note to Borrower: JGB to confirm agreement to use of proceeds upon review of litigation documentation.

11 10. Negative Covenants. Until all amounts outstanding under this Note have been paid in full, the Borrower shall not: 1. I ndebtedness. Incur, create or assume any Debt, other than Permitted Debt. 2. Liens . Incur, create, assume or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established ; (b) non - consensual Liens arising by operation of Law, arising in the ordinary course of business, and for amounts which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established ; ( c ) Liens created pursuant to the Loan Documents ; ( d) Liens existing on the date hereof as set forth on Schedule 2 attached hereto ; and ( e) any other Liens that are expressly subordinate to the Liens of the Agent pursuant to a written subordination agreement acceptable to the Noteholders in their sole discretion (collectively the "Permitted Liens" ) . 3. Compliance With Anti - Terrorism R e g ulations. (a) ( i ) Violate any Anti - Terrorism Laws or ( ii ) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co - operation and Development's Financial Action Task Force on Money Laundering or ( iii ) permit any of its Affiliates to violate these laws or engage in these actions . (b) (i) Use, directly or indirectly, the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (x) to fund any activities or business of or with any Person, or in any country or territory, that, is, or whose government is, the subject of Sanctions at the time of such funding, or (y) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as underwriter, advisor, investor, or otherwise ) . (c) (i) Deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti - Terrorism Law, or ( ii ) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti - Terrorism Law or ( iii ) permit any of its Affiliates to do any of the foregoing . 4. Chart e r Am endm e n t s . Amend its constitutional documents in any manner that adversely affects any rights of the Noteholders . 5. R e purch a s e s o f S t o ck . Repay, repurchase or offer to repay, repurchase or otherwise acquire any shares of its capital stock or other equity securities or any instruments exercisable or exchangeable for or convertible into shares of capital stock or equity securities, except for repurchases of Class B Common Shares of Borrower issued

12 pursuant to its 2023 Regulation A offering in an amount not to exceed $50,000, in the aggregate. 6. Repayment of Debt . Repay, repurchase or offer to repay, repurchase or otherwise acquire any Debt other than Permitted Debt . 7. Dividends . Pay dividends or distributions on any of its capital stock or its other equity . 8. Affiliate T ransactions . Except in the ordinary course of business and on arm's length terms, enter into any transaction with any Affiliate of the Borrower . 9. Merger : Change in C ontrol . (i) Become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind - up, dissolve, or liquidate or ( ii ) suffer, permit, allow or become a party to a Change in Control. 10. L oans and Investments . Make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, securities of, any Person, except (i) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition ; ( ii ) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having assets in excess of $ 250 , 000 , 000 , 000 . 00 ; or ( iii ) money market funds . 11. Dispos ition of A ssets . Sell, lease, assign, transfer, or otherwise dispose of any of its assets other than inventory disposed of in the ordinary course of business . 12. No N egative P ledge . Enter into or permit to exist any arrangement or agreement, other than pursuant to this Note or any Loan Documen t , or pursuant to the terms of any Permitted Debt, which directly or indirectly prohibits the Borrower from creating or incurring a Lien on any of its assets . 13. S ubsidiaries. Form or acquire any Subsidiary. 14. Capital S tock . Issue or sell any shares of its capital stock or other equity interests to any Person or enter into any option, warrant, right or other instrument that would give any Person the right to purchase, subscribe for or otherwise acquire shares of the Borrower's capital stock . 11. Events of D efault. The occurrence and continuance of any of the following shall constitute an "Event of Default" hereunder: 11 . 1 Failure to P ay . The Borrower fails to pay ( a ) any principal amount of the Loan when due or declared due in accordance with the terms of this Note, (b) interest or any other amount when due or declared due in accordance with the terms of this Note, or ( c ) the Property Sale Charge in accordance with Section 3 . 5 .

13 2. Breach of Representations and W arranties . Any representation or warranty made or deemed made by a Loan Party in the Note or any other Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Note or any Loan Document shall be false, misleading, or erroneous in any material respect when made . 3. Breach of C ovenants . (1) The Borrower fails to observe or perform (a) any covenant, condition or agreement contained in Section 10 , (b) any other covenant, obligation, condition or agreement contained in this Note or any other Loan Document other than those specified in clause (a) and Section 11 . 1 and, solely with respect to this clause (b ), such failure continues for 20 days following the date such failure first began, and (2) any Loan Party fails to observe or perform any covenant, obligation, condition or agreement contained in this Note or any other Loan Document and such failure continues for 20 days following the date such failure first began . 4. C ross - Defaults . The Borrower or any Personal Guarantor fails to pay when due any of its Debt with an aggregate principal amount in excess of $ 500 , 000 (other than Debt arising under this Note ) or any interest or premium thereon when due ( whether by scheduled maturity, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt . 5. B ankruptcy. (a) The Borrower or any Personal Guarantor commences any case, proceeding or other action ( i ) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to them, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding - up, liquidation, dissolution, composition or other relief with respect to them or their debts or ( ii ) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for them or for all or any substantial part of its assets, or any such Person makes a general assignment for the benefit of its creditors ; (b) there is commenced against the Borrower or any Personal Guarantor any case, proceeding or other action of a nature referred to in Section 11 . S(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or ( ii ) remains undismissed, undischarged or unbonded for a period of 30 days ; (c) there is commenced against the Borrower or any Personal Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof ;

14 ( d) the Borrower or any Personal Guarantor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 11 . S(a), Section 11 . S(b) or Section 11 . S( c) above . 6. J udgments . One or more judgments or decrees in an aggregate principal amount in excess of $ 200 , 000 shall be entered against Borrower or any Personal Guarantor and all of such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof . 7. Material Adverse E ffect. There shall have occurred any Material Adverse Effect. 8. Effectiveness of Loan D ocuments . Any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void ( other than pursuant to the terms thereof or as a result of the gross negligence, bad faith or willful misconduct of the Agent ), or any Security Document shall for any reason fail to create a valid and perfected first ranking Lien in favor of the Agent in any collateral purported to be covered thereby except as expressly permitted by the terms hereof or thereof . 9. C hallenges . Any Loan Party challenges in writing, or commences any action, suit or other proceeding challenging the validity or enforceability of any Loan Documents or the obligations of any Loan Party thereunder . 10. Casualty E vent . The Northfield Lane Property and/or the New Parcel is subject to a Casualty Event . 11. Property E ncumbrance . The Borrower creates, incurs, allows, or suffers any Debt or Lien equal to or greater than $ 100 , 000 , on the Northfield Lane Property or the New Parcel, except as expressly permitted under the Loan Documents . 12. Material Adverse Change. There occurs a Material Adverse Effect. 13. Personal G uarantor . Personal Guarantor dies or there is any material adverse change in the Personal Guarantor's financial condition or prospects . 12 . R emedies . Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholders may at their option, by written notice to the Borrower specifying such Event of Default, (a) declare the entire principal amount of this Note together with all accrued interest and all other amounts payable hereunder, immediately due and payable ; and/or (b) exercise any or all of its rights, powers or remedies under this Note, the Security Documents, the other Loan Documents and/or applicable Law ; provided, however that, if an Event of Default described in Section 11 . 5 shall occur, the principal of and accrued interest on the Loan, and all accrued and unpaid interest shall become immediately due and payable without any notice, declaration or other act on the part of the Noteholders . 13 . Miscellaneous .

15 1. N otices. (a) All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision : (i) I f to the Borrower: Worldwide Stages, Inc. Attention: Kelly Frey, CEO 5000 Northfield Lane Building 400 Spring Hill, TN 37174 E - mail: kelly . frey@worldwidestages.com With CC to: Wolaver & Carter Attention: Patrick Carter 809 S. Main Street, Suite 100 Columbia, TN 3 84 0 1 (9 3 1 ) 548 - 0 8 1 8 - telephone (9 3 1 ) 388 - 67 1 7 - facsimile pcarter@mtlawgroup.net I f to the Noteholders: c/o JGB Management Inc. 246 Post Road East, 2nd Floor Westport, CT 06880 Attention: Vincent Vacca Telephone (212) 355 - 5771 Email: Vvacco@jgbcap.com Facsimile: (212) 253 - 4095 (b) Notices if ( i ) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received and ( ii ) sent by e - mail shall be deemed received upon transmission . 13 . 2 E xpenses . The Borrower hereby agrees to pay on demand : ( a ) all reasonable and documented out - of - pocket costs and expenses of the Noteholders in connection with the preparation, negotiation, execution, and delivery of the Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable and documented fees and expenses of outside legal counsel, advisors, consultants, and auditors for the Noteholders , (b) all reasonable

16 and documented out - of - pocket costs and expenses of the Noteholders in connection with any Event of Default and the enforcement of this Note, the other Loan Documents or any document entered into in connection therewith, including, without limitation, the reasonable and documented fees and expenses of outside legal counsel, advisors, consultants, and auditors for the Noteholders, ( c ) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Note or the other Loan Documents, (d) all reasonable and documented out - of - pocket costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by the Loan Documents, and ( e) all other reasonable and documented costs and expenses incurred by Noteholders in connection with this Note, the other Loan Documents or any other document entered into in connection therewith, any litigation, dispute, suit, proceeding or action ; the enforcement of their rights and remedies, protection of their interests in bankruptcy, insolvency or other legal proceedings, including, without limitation, all reasonable and documented out - of - pocket costs, expenses, and other charges ( excluding the Noteholders' internal charges ) actually incurred in connection with evaluating, observing, collecting, examining, auditing, appraising, selling, liquidating, or otherwise disposing of any collateral for the Loan . 3. Governing L aw . This Note and the other Loan Documents and any claim, controversy, dispute or cause of action ( whether in contract or tort or otherwise ) based upon, arising out of or relating to this Note, the other Loan Documents and the transactions contemplated hereby and thereby shall be governed by the laws of the State of New York . 4. Submission to Jurisdiction. (a) Each of the Parties hereby irrevocably and unconditionally ( i ) agrees that any legal action, suit or proceeding arising out of or relating to this Note or the other Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submit to the exclusive jurisdiction of any such court in any such action, suit or proceeding . Final judgment against any Party in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment . (b) Nothing in this Section 13 . 4 shall affect the right of the Noteholders to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the laws of any such jurisdiction . 5. V enue . Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note or the other Loan Documents in any court re f erred to in Section 13 . 4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court . 6. Waiver of Jury T rial . EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

17 MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY . 7. Counterparts ; Integration ; E ffectiveness . This Note, the other Loan Documents and any amendments, waivers, consents or supplements hereto and thereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract . This Note and the other Loan Documents constitute the entire contract between the Parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect thereto . Delivery of an executed counterpart of a signature page to this Note or the other Loan Documents by facsimile or in electronic (i . e . , "pdf ' or "tit'' ) format shall be effective as delivery of a manually executed counterpart of this Note or the other Loan Documents, as applicable . 8. Successors and Assigns . This Note may not be assigned or transferred by the Noteholders to any Person without the prior written consent of Borrower ( such consent not to be unreasonably withheld, conditioned or delayed ) ; provided no consent of Borrower shall be required if an Event of Default exists and is continuing . The Borrower may not assign or transfer this Note or any of their rights hereunder without the prior written consent of the Noteholders ( which consent may not be unreasonably withheld, delayed or conditioned ) . This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns . The Agent, acting solely for this purpose as a non - fiduciary agent of the Borrower, shall maintain a register for the recordation of the names and addresses of the Noteholders and the principal amounts ( and stated interest) of the Loans owing to, each Noteholder pursuant to the terms hereof from time to time ( the "Register") . 9. Waiver of N otice . The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder . 10. USA PATRIOT A ct . The Noteholders hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify, and record information that identifies the Borrower, which information includes the name of the Borrower and other information that will allow the Noteholders to identify the Borrower in accordance with the US PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Noteholders . 11. I nterpretation . For purposes of this Note ( a ) the words "include," "includes" and "including" shall be deemed to be followed by the words " without being limited to" ; (b) the word "or" is not exclusive ; ( c ) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Note as a whole ; (d) words of masculine, feminine, or neuter gender shall mean and include the correlative words of the other genders, and words importing the singular number shall mean and include the plural number, and vice versa ; ( e ) no inference in favor of or against any party shall be drawn from the fact that such party has drafted any portion of this Agreement ; (f) all obligations of the Borrower under this

Note and the other Loan Documents shall be performed and satisfied by or on behalf of Borrower at Borrower's sole expense ; (g) the term "person" shall include natural persons, firms, partnerships, limited liability companies, trusts, corporations, Governmental Authorities or agencies, and any other public or private legal entities ; (h) the term "provisions," when used with respect hereto or to any other document or instrument, shall be construed as if preceded by the phrase "terms, covenants, agreements, requirements, and/or conditions" ; (i) the term "owned" shall mean "now owned or later acquired" ; and G) the terms "any" and "all" shall mean "any or all" . The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined . Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms . Unless the context otherwise requires, references herein : (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note ; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof ; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder . This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted . 12. Amendments and W aivers . No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto . Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given . 13. H eadings . The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof . 14. No Waiver ; Cumulative Remedies . No failure to exercise and no delay in exer c 1 smg on the part of the Noteholders, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof ; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege . The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law . 15. E lectronic E xecution . The words "execution," "signed," "signature," and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity and enforceability as manually executed signatures or a paper - based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 ( 15 USC † 7001 et seq . ), the Electronic Signatures and Records Act of 1999 (N . Y . State Tech . Law †† 301 - 309 ), or any other similar state laws based on the Uniform Electronic Transactions Act . 18

16. Indemnity . The Borrower shall indemnify and hold harmless each Noteholder, its respective affiliates, and its respective directors, officers, employees and agents ( collectively the "lndemnitees " ) against, and hold each Indemnitee harmless from, any and all documented losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of outside counsel for any Indemnite e ), actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of ( i ) the execution or delivery of this Note, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, ( ii ) the use or proposed use of the proceeds of the borrowing hereunder, or ( iii ) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any lndemnitee is a party thereto ; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non - appealable judgment to have resulted from the illegal acts, gross negligence or willful misconduct of such Indemnitee . To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waive, any claim against any Indemnitee, on any theory ofliability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages ) arising out of, in connection with, or as a result of, this Note, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any use of the proceeds of the borrowing hereunder . All amounts which are due under this subsection shall be payable by the Borrower within thirty (30) days after written demand therefor . To the fullest extent permitted by applicable law, the Borrower hereby agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages ) arising out of, in connection with, or as a result of, this Note, any other Loan Document or any agreement or instrument contemplated hereby or the transactions contemplated hereby or thereby, the extension of credit evidenced by this Note or the use of proceeds thereof . The indemnity obligation set forth in this section shall survive the repayment, satisfaction or discharge of all the other obligations and liabilities of the parties under the Loan Documents . 17. Severabilitv . If any term or provision of this Note or the other Loan Documents is invalid, illegal or unenfo r eable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or the other Loan Documents or invalidate or render unenforceable such term or provision in any other jurisdiction . 18. Appointment of A gent . Each Noteholder has appointed Agent to act as its agent for purposes of exercising any and all rights and remedies of the Noteholder with respect to any guaranty guaranteeing this Note and any collateral pledged to secure the Borrower's obligations hereunder and under the other Loan Documents, and for talcing any other action delegated to such agent, as more fully set forth therein, as more particularly set forth on Annex 1 attached hereto . 19

2 0 19. Post J udgmen t Int e r e s t . If Noteholders or Agent obtain a money judgment against the Borrower on this Note, the Borrower agrees that, to the extent permitted by applicable law, the judgment shall bear interest at the Default Rate until the judgment, including, without limitation, the principal of this Note, is paid in full and satisfied . The Borrower acknowledges that this judgment interest rate may be higher than the statutory judgment rate contained in NYS CPLR Section 5004 . 20. C onfidentiality . The Noteholders each agree on behalf of itself and its Related Parties to maintain the confidentiality of all information received from or on behalf of Loan Parties relating to the Loan Parties or their respective businesses ( the "Confidential Information" ), except that each of the Noteholders may disclose Confidential Information : (i) to its Related Parties, in each case who needs to know such information, in connection with the preservation, exercise, or enforcement of their rights under this Note (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Confidential Information and instructed to keep such Confidential Information confidential ) ; ( ii ) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Noteholder ( in which case such Noteholder shall inform the Loan Parties prior to such disclosure to the extent permitted by the requirements of law ) ; (iii) pursuant to any subpoena or order of any court or administrative agency, in any pending legal, judicial, or administrative proceeding, or similar legal process, or to the extent required or requested by law, regulation, or a Governmental Authority ; provided, that unless specifically prohibited by applicable law or court order, the Noteholder shall use reasonable efforts to notify such Loan Party of any such request by any Governmental Authority prior to disclosure of such Confidential Information ; ( iv ) to any other party to this Note ; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action, or proceeding relating to this Note or any other Loan Document ; (vi) subject to an agreement containing provisions substantially the same (or at least as restrictive), as those of this Section 13 . 21 , to any actual or potential assignee or transferee in connection with the assignment or transfer by the Noteholders of this Note in accordance with the terms of this N ote ; provided, any such potential assignee or transferee are advised of and agree to be bound by the provisions of this Section 13 . 21 ; and (vii) with the written consent of the applicable Loan Party . Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 13 . 21 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information . [SIGNATURE PAGE FOLLOWS]

[JGB - WORLDWIDE PROMISSORY NOTE SIGNATURE PAGE] IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date set forth above. Borrower: WORLDWIDE STAGES, IN C . B y Name: Kelly Frey Title: President

IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date set forth above. Borrower: WORLDWIDE STAGES, INC. [JGB - WORLDWIDE PROMISSORY NOTE SIGNATURE PAGE]

Notcboldcrs: ; [JGB - WORLDWIDE PROMISSORY NOTE SIGNATURE PAGE] Title: President JGB Partners, LP L ---- Name: Brett Cohen Title: President Dc c p d • 7 z:_ B y _ _ _ _ _ Name: Brett Cohen Title: President

EXHIBIT A NOTEHOLDERS Loan Amount Lender $280,000.00 JGB Capita l , LP $7 , 186,66 6 . 67 JGB Partners, LP $6,533,33 3 . 33 Deepdale Investors LLC

Schedule 1 Permitted Debt $ 1 , 250 , 000 in short term notes, as set out on Balance Sheet (per settlement of Case No . 1 : 2024 cv 00003 in U . S . District Court for Middle District of Tennessee, to be paid out of proceeds of the Loan within 30 days ) $ 430 , 000 in short term obligations, as set out on Balance Sheet (per settlement of Case No . 24 - 0481 - II in Davidson County Chancery Court, to be paid out of proceeds of Loan within 30 days ) $ 425 , 000 in short term obligations, as set out on Balance Sheet (per settlement of Case No . 24 - 1058 - I in Davidson County Chancery Court, to be paid out of proceeds of Loan within 30 days ) $ 19 , 000 in obligations to Extreme Capital Solutions secured by equipment provided to Borrower .

Schedule 2 Permitted Liens Deed of Trust and Security Agreement between the Borrower and the Personal Guarantor, dated as of May 21, 2021.

shall continue to make ( i ) its own independent investigation of the financial condition and ANNEX l to SECURED PROMISSORY NOTE THE AGENT 1 . Appointment . Each Noteholder hereby irrevocably appoints and authorizes JGB Collateral LLC ( "Secured Party" ) to act on its behalf as agent under this Note and under the other Loan Documents, including, without limitation, to act as collateral agent and ( i ) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the collateral for the Note ( "Collateral" ) and related matters ; ( ii ) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Note or any other Loan Document ; ( iii ) to perform, exercise, and enforce any and all other rights and remedies of the Noteholders with respect to the Borrower, the obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by Agent of the rights and remedies specifically authorized to be exercised by Agent by the terms of this Note or any other Loan Document ; (iv) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Note or any other Loan Document ; (v) to act with respect to all Collateral under the Loan Documents, including for purposes of acquiring, holding, perfecting and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the obligations created by the Loan Documents ; and ( vi ) to take any other reasonable actions on Noteholders behalf and to exercise any other powers that are delegated to Agent by the terms hereof, the other Loan Documents or other written instructions of the Noteholders, together with such actions and powers as are reasonably incidental thereto . 2. Nature of Duties . The Secured Party shall have no duties or responsibilities except those expressly set forth in the Loan Documents . Neither the Secured Party nor any ofits partners, members, shareholders, officers, directors, employees or agents shall be liable for any action taken or omitted by it as such under the Loan Documents or hereunder or in connection herewith or therewith, be responsible for the consequence of any oversight or error of judgment or answerable for any loss, unless caused solely by its or their gross negligence or willful misconduct as determined by a final judgment (not subject to further appeal) of a court of competent jurisdiction . The duties of the Secured Party shall be mechanical and administrative in nature ; the Secured Party shall not have by reason of any Loan Document a fiduciary relationship in respect of Borrower or Noteholder and nothing in the Agreement or any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Secured Party any obligations in respect of any Loan Document except as expressly set forth herein and therein . 3. Lack of Reliance on the Agent . Independently and without reliance upon the Secured Party, each Noteholder, to the extent it deems appropriate, has made and insured or that the liens granted pursuant to the Agreement have been properly or affairs of Borrower in connection with the extensions of credit to be made to Borrower, the creation and continuance of the Secured Obligations, the transactions contemplated by the Loan Documents, and the taking or not taking of any action in connection therewith, and ( ii ) its own appraisal of the creditworthiness of Borrower and of the value of the Collateral from time to time, and the Secured Party shall have no duty or responsibility, either initially or on a continuing basis, to provide the Noteholders with any credit, market or other information with respect thereto, whether coming into its possession before any Secured Obligations are incurred or at any time or times thereafter . The Secured Party shall not be responsible to Borrower or the Noteholders for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith, or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of any Loan Document, or for the financial condition of Borrower or the value of any of the, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of any other Loan Document, or the financial condition of Borrower, or the value of any of the Collateral, or the existence or possible existence of any Default or Event of Default . 4 . Certain Rights of the Agent . The Secured Party shall have the right to take any action with respect to the Collateral, on behalf of the Noteholders . To the extent practical, the Secured Party shall request instructions from the N oteholders with respect to any material act or action (including failure to act) in connection with any Loan Document, and shall be entitled to act or refrain from acting in accordance with the instructions of the Majority Noteholders ; if such instructions are not provided despite the Secured Party's request therefor, the Secured Party shall be entitled to refrain from such act or taking such action, and if such action is taken, shall be entitled to appropriate indemnification from the Noteholders in respect of actions to be taken by the Secured Party and the Secured Party shall not incur liability to any person or entity by reason of so acting or refraining . Without limiting the foregoing, (a) the Noteholders shall not have any right of action whatsoever against the Secured Party as a result of the Secured Party acting or refraining from acting hereunder in accordance the Loan Documents, and Borrower shall have no right to question or challenge the authority of, or the instructions given to, the Secured Party pursuant to the foregoing and (b) the Secured Party shall not be required to take any action which the Secured Party believes ( i ) could reasonably be expected to expose it to personal liability or ( ii ) is contrary to the Loan Documents or applicable law . 5 . Reliance . The Secured Party shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to the Loan Documents and its duties thereunder, upon advice of counsel selected by it and upon all other matters pertaining to the Loan Documents and its duties thereunder, upon advice of other experts selected by it . Anything to the contrary notwithstanding, the Secured Party shall have no obligation whatsoever to any Noteholder to assure that the Collateral exists or is owned by Borrower or is cared for, protected or benefit as to any actions taken or omitted to be taken by it while it was Secured Party. sufficiently or lawfully created, perfected, or enforced or are entitled to any particular priority. 6. Indemnification . To the extent that the Secured Party is not reimbursed and indemnified by Borrower, the Noteholders will jointly and severally reimburse and indemnify the Secured Party, in proportion to their initially purchased respective principal amounts of the Note, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Secured Party in performing its duties hereunder or under any Loan Document, or in any way relating to or arising out of any Loan Document except for those determined by a final judgment ( not subject to further appeal ) of a court of competent jurisdiction to have resulted solely from the Secured Party's own gross negligence or willful misconduct . Prior to taking any action hereunder as Secured Party, the Secured Party may require each Noteholder to deposit with it sufficient sums as it determines in good faith is necessary to protect the Secured Party for costs and expenses associated with taking such action . 7. Resignation by the Secured Party. (a) The Secured Party may resign from the performance of all its functions and duties under the Loan Documents at any time by giving 30 days' prior written notice (as provided in the Agreement ) to Borrower and the Noteholders . Such resignation shall take effect upon the appointment of a successor Secured Party pursuant to clauses (b) and ( c ) below . (b) Upon any such notice of resignation, the Noteholders, acting through the Majority Noteholders, shall appoint a successor Secured Party hereunder . (c) I f a successor Secured Party shall not have been so appointed within said 30 - day period, the Secured Party shall then appoint a successor Secured Party who shall serve as Secured Party until such time, if any, as the Noteholders appoint a successor Secured Party as provided above . If a successor Secured Party has not been appointed within such 30 - day period, the Secured Party may petition any court of competent jurisdiction or may interplead Borrower and the Noteholders in a proceeding for the appointment of a successor Secured Party, and all fees, including, but not limited to, extraordinary fees associated with the filing of interpleader and expenses associated therewith, shall be payable by the Noteholders on demand . Upon the acceptance of any appointment as Secured Party hereunder by a successor Secured Party, such successor Secured Party shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party and the retiring Secured Party shall be discharged from its duties and obligations under the Agreement . After any retiring Secured Party's resignation or removal hereunder as Secured Party, the provisions of the Agreement including this Annex 1 shall inure to its

8 . Notice . Unless otherwise expressly provided herein, all notices and other communications to the Secured Party provided for hereunder or under the other Loan Documents shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or electronic mail address specified for notices below or to such other address as shall be designated by the Secured Party in a notice to Borrower and Noteholders : JGB Collateral LLC c/o JGB Management Inc. 246 Post Road East, 2nd Floor Westport, CT 06880 Attention: Vincent Vacco Telephone (212) 355 - 5771 Email: vvacco@jgbcap.com Facsimile: (212) 253 - 4093